Exhibit 99.1

FIRST FINANCIAL HOLDINGS, INC.
 34 Broad Street * Charleston, S.C. 29401
843-529-5933 * FAX: 843-529-5883

NEWS	NEWS	NEWS	NEWS

Contact:	Dorothy B. Wright
Vice President and
Corporate Secretary
(843) 529-5931or
(843) 729-7005

FIRST FINANCIAL HOLDINGS, INC. ANNOUNCES
DECLARATION OF DIVIDEND AND RESULTS OF ANNUAL MEETING

Charleston, South Carolina (February 4, 2008) -- First Financial Holdings, Inc. (NASDAQ GSM: FFCH) today announced that its Board of Directors has declared a regular quarterly cash dividend of 25-1/2 cents per share. The dividend is payable February 29, 2008, to stockholders of record as of February 15, 2008.

          A. Thomas Hood, President and Chief Executive Officer, stated, "We are very pleased to have our stockholders continue to benefit directly in the profitability of the Company through the payment of cash dividends. The Board of Directors and Management remain committed to enhancing the value of our stockholders' investment."

          First Financial also announced that at its Annual Meeting on January 31, 2008, shareholders elected Thomas J. Johnson, James C. Murray and D. Kent Sharples to the Board of Directors for a three-year term to expire January 2011. Additionally, shareholders ratified the appointment of Grant Thornton, LLP as our independent accounting firm for 2008.

          First Financial is the thrift holding company of First Federal Savings and Loan Association of Charleston. The Association operates a total of 55 offices located in the Charleston Metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick County in coastal North Carolina. The Company also provides insurance, brokerage and trust services through First Southeast Insurance Services, Kimbrell Insurance Group, First Southeast Investor Services and First Southeast Fiduciary and Trust Services. For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com.